CONVERTIBLE PROMISSORY NOTE
$5,000,000    January 23, 2017
Houston, Texas, United States
For value received, Nobilis Vascular Texas, LLC, a Texas limited liability company (the “Maker”), promises to pay to Carlos R. Hamilton III, M.D. or other such designated payee (the “Holder”), the principal sum of Five Million Dollars ($5,000,000). Interest shall accrue from the date of this Note on the unpaid principal amount at a simple rate equal to five percent (5%) per annum. This Note is issued pursuant to that certain Asset Purchase Agreement dated January 6, 2017, by and among Buyer, NHC, Holder, and Sellers (the “Purchase Agreement”). Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement. This Note is subject to the following terms and conditions.
1.Installments. Principal under this Note shall be payable in two (2) equal installments, each of which shall be Two Million Five Hundred Thousand Dollars ($2,500,000), the first of which shall be due and payable on the first anniversary of the date of this Note and the second of which shall be due and payable on the second anniversary of this Note (collectively, the “Installment Dates”). Subject to Sections 3, 4, and 7 below, interest shall accrue on this Note and shall be due and payable on each Installment Date.
2.Final Maturity Date. The Final Maturity Date shall be the earlier of the second Installment Date specified above or the date upon which all remaining principal owing under this Note is paid in full.
3.Conversion Option. On the Installment Dates, the then outstanding principal (but excluding accrued and unpaid interest under this Note) (the “Conversion Amount”) may be converted, at the sole discretion of Maker, into such number of shares of NHC’s Common Stock, traded on the NYSE, equal to the quotient obtained by dividing the Conversion Amount by the volume weighted average price of NHC’s Common Stock traded on the NYSE in the trailing ten (10) trading days prior to the applicable Installment Date. Notwithstanding the above, if NHC’s Common Stock is not at the time of conversion listed for trading on the NYSE, if NHC has received notice from the NYSE that NHC is not in compliance with one or more continuing listing standards for trading on the NYSE, or if NHC has taken any action to delist the Common Stock from the NYSE, then NHC’s right to convert under this Note shall terminate. Moreover, Maker’s above conversion option shall not be exercisable if an Event of Default occurs (as defined below).
4.Mechanics and Effect of Conversion. Maker shall notify the Holder in writing at least five (5) Business Days prior to the Installment Dates as to whether Maker will exercise the Conversion Option in Section 3 above. No fractional shares of NHC’s Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, NHC will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of NHC or any transfer agent of NHC. At its expense, NHC will, as soon as practicable thereafter, issue the number of shares to which such Holder is entitled upon such conversion, including a check payable to the Holder for any cash amounts payable as described herein, and shall deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion. Upon full conversion of this Note, the Maker will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted including without limitation the obligation to pay such portion of the principal amount. Upon conversion of the principal amount of this Note into NHC’s Common Stock, any interest accrued on this Note shall be immediately paid to the Holder.
5.Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Maker. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. Maker may prepay this Note at any time without penalty.
6.Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Maker, Company, or NHC be liable for any amounts due or payable pursuant to this Note.
7.Default; Remedies.
(a)The occurrence of any one or more of the following events with respect the Maker shall constitute an event of default hereunder (“Event of Default”):
(i)If Maker shall fail to pay when due any payment of principal or interest on this Note.
(ii)If, pursuant to or within the meaning of the United States Bankruptcy Code, any other federal, state, or analogous Canadian law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Maker shall (A) commence a voluntary case or proceeding, (B) consent to the entry of an order for relief against it in an involuntary case, (C) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official, (D) make an assignment for the benefit of its creditors, or (E) admit in writing its inability to pay its debts as they become due.
(iii)If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Maker in an involuntary case, (B) appoints a trustee, receiver, assignee, liquidator or similar official for the Maker, or substantially all of their respective properties, or (C) orders the liquidation of the Maker, and in each case the order or decree is not dismissed within sixty (60) days.
(b)The Maker shall notify the Holder in writing no more than five (5) days after the occurrence of any Event of Default of which the Maker has actual knowledge.

(c)Upon the occurrence of an Event of Default hereunder, the Holder may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note, including, without limitation, reasonable attorneys’ fees.
8.Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement, the interest paid or agreed to be paid under this Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Maker. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.
9.Loss of Note. Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to Maker (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), Maker will make and deliver in lieu of such Note a new Note of like tenor.
10.Subordination.
(a)Definitions: For purposes of this Section 10:
(i)“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
(ii)“Payment in Full” shall mean with respect to Senior Indebtedness that: (a) all of such Senior Indebtedness (other than contingent indemnification or reimbursement obligations not yet due and payable or with respect to which a claim has not yet been asserted, (ii) obligations under any Secured Hedge Agreements (as defined in the Senior Financing Agreement) that (A) at the time of determination, are allowed by the Person to whom such obligations are owing to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of the Secured Hedge Agreement or any other document governing such obligation or (B) are intended to be rolled into a refinancing or replacement (in whole or in part) of the Senior Indebtedness (other than obligations under a Secured Hedge Agreement) and (iii) obligations not yet due and payable with respect to letters of credit issued pursuant to the Senior Financing Agreement and applicable Senior Debt Documents (it being understood that such obligations include interest, fees, charges, costs and expenses that accrue in respect of undrawn or drawn letters of credit)) has been paid in full in cash, (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the Senior Financing Agreement and any applicable Senior Debt Documents, and (c) any and all letters of credit issued under the Senior Financing Agreement and any applicable Senior Debt Documents have been cancelled and returned (or backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to the administrative agent) or cash collateralized, in each case in the Minimum Cash Collateral Amount required by and in accordance with the terms of the Senior Financing Agreement and such applicable Senior Debt Documents).
(iii)“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
(iv)“Senior Indebtedness” shall mean all Obligations under and as defined in the Senior Financing Agreement, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest or premium, if any, all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, and all other amounts at any time due or payable under the Senior Financing Agreement, and any renewal, extension or refinancing thereof, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest, fees, costs and expenses accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees, costs and expenses are an allowed claim in such Proceeding.
(v)“Senior Debt Documents” shall mean the Senior Financing Agreement and the other Loan Documents (as defined in the Senior Financing Agreement), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
(vi)“Senior Lenders” means Compass Bank, each other lender party to the Senior Financing Agreement, and each of their respective successors and assigns.
(b)Subordination. Each of the parties hereto hereby agrees, notwithstanding anything to the contrary contained herein or in any other documents related to this Note, that the payment of any and all of the indebtedness evidenced by this Note (including the principal hereof and interest hereon) shall be subordinated and junior in right and time of payment and exercise of remedies to the prior Payment in Full of the Senior Indebtedness of Northstar Healthcare Acquisitions, L.L.C. (hereinafter, the “Borrower”), and the other Loan Parties (as defined in the Senior Financing Agreement, defined below, including the Maker; collectively, the “Debtors”) in all respects. Each Holder acknowledges and agrees that payments under this Note may only be made by the Maker to the extent permitted under that certain Credit Agreement, dated as of October 28, 2016 (as may from time to time be amended, restated, supplemented or otherwise modified, the “Senior Financing Agreement”), by and among the Borrower, NHC, Northstar Healthcare Holdings, Inc.,

a Delaware corporation, the other Debtors from time to time party thereto, each lender from time to time party thereto, and Compass Bank in its individual capacity and as administrative agent. Notwithstanding anything to the contrary contained in this Note, (i) no payments may be made on this Note if, before or after giving effect thereto, any Event of Default (as such term is defined in the Senior Financing Agreement) exists under the Senior Financing Agreement and (ii) the parties acknowledge and agree that (1) Maker’s failure to make a payment of principal or interest when due under this Note at any time that such payment is prohibited under the terms of any Senior Indebtedness shall not constitute default or breach hereunder and (2) nothing herein shall be deemed to prohibit the exercise by a Holder of all powers, rights and remedies of such party hereunder. The parties hereby designate all Senior Lenders, from time to time, as intended third-party beneficiaries of this Note. Each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained in this Note. The parties hereto and the holders of each Note and Senior Indebtedness intend that the subordination provisions set forth herein be enforceable in any Proceeding as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code or any other applicable law.
11.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Maker and Holder shall be governed, construed and interpreted in accordance with the laws of the state of Texas, without giving effect to principles of conflicts of law.
(b)Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein, constitutes the entire agreement and understanding between the Maker and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.
(c)Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Maker and the Holder.
(d)Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Maker and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of Maker, which shall not be unreasonably withheld, except Holder may assign, pledge, or transfer this Note without the prior written consent of Company or NHC, to Holder’s spouse, parents or children (“Holder’s Family”) or an entity controlled by Holder or Holder’s Family. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Maker. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.
(e)Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered in accordance with Section 9.2 of the Purchase Agreement.
(f)Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

3717753.1

IN WITNESS WHEREOF, Maker has executed this Convertible Promissory Note as of the date first set forth above.
THE Maker:
NoBILIS VASCULAR TEXAS, LLC
By:    /s/ Harry Fleming
(Signature)
Name: Harry Fleming
Title: Chief Executive Officer

AGREED TO AND ACCEPTED:
The holder:

CARLOS R. HAMILTON III, M.D.

By:    /s/ Carlos R. Hamilton, M.D.
(Signature)
Name: Carlos R. Hamilton, M.D.